Exhibit 99.3

Society Pass Incorporated (Nasdaq: SOPA) and Thoughtful Media Group Incorporated

Society Pass Incorporated

Target US$90 Billion Southeast Asian Live Commerce Market and Launch Live Selling Platform for Regional Brands and Creators

NEW YORK, Dec. 29, 2025 (GLOBE NEWSWIRE) -- Society Pass Incorporated. (Nasdaq: SOPA) (the “Company”), Southeast Asia’s (“SEA”) next generation e-commerce ecosystem, and its subsidiary, Thoughtful Media Group Incorporated (“TMGX”), today announced the launch of TMG Social (TikTok: @TMGSocial), TMGX’s live commerce digital retail advertising platform in Thailand, as part of efforts to capture significant market share of what Bain & Company projects is a $90 billion social commerce market, and redefine the live commerce experience in SEA.

TMG social at Tik Tok

TMG live Stream

Having evolved from being just a mere trend in SEA, major e-commerce platforms such as TikTok, Shopee, and Lazada have transformed live streaming into a high-octane sales engine that connects brands with consumers. As a leader in digital marketing across the region, TMGX provides specialized live selling services for brands looking to accelerate revenues with its distinct competitive advantage derived from its comprehensive +10,000 influencer and creator network. By leveraging the loyal support and engagement of each creator’s audience, TMGX seeks to foster a high value ‘creator economy’ cycle that drives rapid, large-scale growth.

Kriangkrai Chaimonglol, CEO of TMGX, explains, “Our strategic focus remains on core sectors where TMGX has built a robust portfolio of clients over the years, including fast-moving consumer goods, Beauty & Wellness, Personal Care, and Food & Beverage. With this specialized expertise, TMGX projects a revenue target of US$10 million in 2026 specifically from our TMGX Social business unit. TMGX’s Live Selling services deliver clear and measurable digital marketing results through real-time conversions. We prioritize performance and transparency by tracking gross merchandise value for every sales campaign. This data-driven approach empowers brands to further refine and develop their sales and marketing strategies for long-term sustainability.”

TMG Social provides the following:

●	Shoppable Posts and In-Video Links: allows brands to create shoppable posts that include product tags and links, enabling users to click on the products displayed in the videos and make purchases without leaving the app.

●	Livestream Shopping: offers live streaming capabilities, and brands can leverage this feature to host live shopping events where they showcase products in real-time, interact with viewers, and encourage immediate purchases.

●	Hashtag Challenges with Shopping: Brands can run hashtag challenges on TikTok, where users are encouraged to create videos related to a specific theme or product and add a feature called “Shop Now”, which allows users to directly shop for the products featured in these challenges.

●	Creator Marketplace: allows brands to connect with popular creators for influencer marketing campaigns and product promotions.

Heng Yan Rong, CFO of TMGX, clarifies TMGX’s revenue model for its live commerce product, “Our high margin, revenue generation within the social commerce vertical is strategically designed, employing diverse approaches for each segment:

●	Campaign, project and retainer fee. Within our social commerce services, we offer adaptable pricing structures to cater to varying client needs. Clients have the flexibility to choose between paying on a per-campaign or per-project basis, or they can opt for a retainer fee model for ongoing support. This versatility allows us to maximize revenue streams by incorporating a spectrum of service items such as social commerce planning fees, social commerce solution fees, and account management fees.

●	Livestreaming commerce. In the domain of livestreaming commerce, our revenue model is transparent and client friendly. Charges often are based on a fixed fee. Moreover, we typically collect a commission, generating revenue through a percentage of sales. This dual-pronged approach not only offers pricing flexibility but also serves as an incentive for effective product promotion through livestreaming events.”

Raynauld Liang, CEO of the Company, concludes, “TMG Social’s launch on TikTok Shop is another step in our multi-year strategy of engaging various touchpoints for the consumers. The companies in our ecosystem recognize that social commerce is the present and future of e-commerce in SEA. For example, in countries like Thailand and Vietnam, up to 60% of online purchases are now influenced by social media. We are uniquely positioned to generate serious value going forward for our customers and shareholders.”

About Society Pass Inc.

Founded in 2018 as an e-commerce ecosystem in the fast-growing markets of Vietnam, Indonesia, Philippines, Singapore and Thailand, which account for more than 80% of the SEA population, and with offices located in Bangkok, Ho Chi Minh City, Jakarta, Manila, and Singapore, Society Pass Incorporated (Nasdaq: SOPA) is an acquisition-focused holding company operating 3 interconnected verticals (digital media, travel, and lifestyle). Society Pass leverages technology to tailor a more personalised experience for customers in the purchase journey and to transform the entire retail value chain in SEA.

Society Pass completed an initial public offering and began trading on the Nasdaq under the ticker SOPA in November 2021.

For more information on Society Pass, please visit:

Website at https://www.thesocietypass.com or

LinkedIn at https://www.linkedin.com/company/societypass or

Facebook at https://www.facebook.com/thesocietypass or

X at https://twitter.com/society_pass or

Instagram at https://www.instagram.com/societypass/.

About Thoughtful Media Group Inc.

Founded in 2010, Thoughtful Media Group Incorporated is a leading digital advertising platform in Southeast Asia. Through our network of talented creators across multiple industries in Indonesia, Philippines, Thailand, and Vietnam, we help brands maximize marketing budgets and achieve business objectives through some of the most innovative marketing campaigns in the region.

For more information on Thoughtful Media, please visit:

Website at https://www.thoughtfulmedia.com or

LinkedIn at https://www.linkedin.com/company/thoughtful-media-group-inc or

Facebook at https://www.facebook.com/thoughtfulmediaasia or

Instagram at https://www.instagram.com/thoughtfulmedia.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the projected revenue of TMGX in 2026. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning. Forward-looking statements represent Society Pass Incorporated’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including the trading price and volatility of Society Pass Incorporated’s common stock and risks relating to Society Pass Incorporated’s business including the Company’s ability to develop and successfully change its business model, the Company’s ability to identify new investments and spin-off acquisitions, and the success of Company and TMGX’s launch of TMG Social and its commercialization.

Media Contact:

Raynuald LIANG

Chief Executive Officer

ray@thesocietypass.com